=============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                            _______________________

                                   FORM 8-K

                            _______________________


               CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


                        Date of Report: April 15, 1999
             (Date of earliest event reported: February 11, 1999)

                        GROUP MAINTENANCE AMERICA CORP.
            (Exact name of registrant as specified in its charter)


           Texas                    1-13565             76-0535259
      (State or other             (Commission        (I.R.S. Employer
jurisdiction of incorporation)    File Number)       Identification No.)



        8 Greenway Plaza, Suite 1500
           Houston, Texas                             77046
(Address of principal executive offices)            (Zip Code)


       Registrant's Telephone Number, Including Area Code: (713) 860-0100


================================================================================

Item 5.   Acquisition or Disposition of Assets

        On February 11, 1999, Group Maintenance America Corp. (the "Company") completed the acquisition of Air Systems, Inc., a California corporation ("Air Systems"). The Company acquired Air Systems pursuant to a merger (the "Merger") of Air Systems with and into Pacific Rim Mechanical Contractors, Inc., a wholly-owned subsidiary of the Company ("Pacific Rim"). The Merger was effected in accordance with the Agreement and Plan of Merger (the "Merger Agreement") dated as of February 10, 1999, among the Company, Pacific Rim, Air Systems and the shareholders of Air Systems. Pacific Rim was the surviving corporation of the Merger. The purchase price paid or to be paid by the Company for Air Systems consists of approximately $22.3 million in cash and 1.7 million shares of the Company's common stock, par value $.001 per share ("Common Stock").

        Substantially all of the stockholders of Air Systems prior to the Merger will be employed by the surviving corporation after the Merger. After the Merger, Air Systems shall continue to lease a facility from a trust of which a former shareholder of Air Systems is the trustee and whose family members are the beneficiaries.

        Air Systems is engaged in the business of providing heating, ventilation and cooling, process piping, sheet metal, controls and electrical contracting services primarily in the San Jose, California, metropolitan area. The assets of Air Systems consist primarily of cash, accounts receivable, inventory, equipment, vehicles and goodwill. The Company expects that Air Systems will continue to conduct its business in substantially the same manner as conducted before the Merger.

        The cash portion of the consideration paid by the Company in connection with the Merger was provided pursuant to loans made under a Credit Agreement dated as of October 15, 1998 (the "Credit Agreement") among the Company, certain subsidiaries of the Company, Chase Bank of Texas, National Association, as Agent, Bank of America Texas, N.A., as Co-Agent, Paribas, as Syndication Agent, and ABN AMRO Bank, N.V., as Documentation Agent, and the banks named therein (the "Lenders"). Under the Credit Agreement, a syndicate of banks agreed to provide up to $230 million of financing to the Company on a secured basis. A list of the Lenders is set forth on Exhibit 99 which is incorporated herein by reference.

Item 7.   Financial Statements and Exhibits

        (a)   Financial Statements of businesses acquired.

        The following financial statements of Air Systems are included herein:

              Independent Auditors' Report
              Balance Sheets
              Statements of Operations
              Statements of Cash Flows
              Statements of Shareholders' Equity
              Notes to Financial Statements

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Air Systems, Inc.

     We have audited the accompanying balance sheets of Air Systems, Inc. (the Company) as of February 28, 1998 and December 31, 1998, and the related statements of operations, shareholders' equity and cash flows for each of the years in the two-year period ended February 28, 1998 and the ten months ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Air Systems, Inc. as of February 28, 1998 and December 31, 1998, and the results of its operations and its cash flows for each of the years in the two-year period ended February 28, 1998 and the ten months ended December 31, 1998 in conformity with generally accepted accounting principles.


KPMG LLP

Houston, Texas
February 12, 1999

                               AIR SYSTEMS, INC.

                                BALANCE SHEETS

                                                                                                February 28,         December 31,
                                                                                                   1998                 1998
                                                                                                -----------          -----------
                                      ASSETS
CURRENT ASSETS:
      Cash and cash equivalents                                                                 $         -          $         -
      Accounts receivable-trade, net of allowance for doubtful accounts of $250,000              32,310,484           34,706,607
          and $350,000, respectively
      Accounts receivable - other                                                                   738,625              280,414
      Inventories                                                                                   873,520              676,866
      Costs and estimated earnings in excess of billings on uncompleted contracts                 3,123,937            4,385,824
      Prepaid expenses and other current assets                                                     393,993              303,508
      Deferred tax asset                                                                            755,400              757,000
                                                                                                -----------          -----------
                          Total current assets                                                   38,195,959           41,110,219

PROPERTY AND EQUIPMENT, net                                                                       4,541,174            4,962,920
OTHER LONG-TERM ASSETS                                                                               32,160                9,152
                                                                                                -----------          -----------
                          Total assets                                                          $42,769,293          $46,082,291
                                                                                                ===========          ===========

                               LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
      Cash overdraft                                                                            $ 2,500,855          $   437,210
      Short-term borrowings and current maturities of long-term debt                              7,987,032           13,078,833
      Current portion of capital lease obligations                                                   99,921               34,759
      Accounts payable                                                                            8,310,049            5,285,298
      Accrued expenses                                                                            4,449,900            4,808,371
      Income taxes payable                                                                          154,246            1,147,483
      Billings in excess of costs and estimated earnings on uncompleted contracts                11,289,530            8,154,764
                                                                                                -----------          -----------
                          Total current liabilities                                              34,791,533           32,946,718

LONG-TERM DEBT, net of current maturities                                                         2,028,742            2,740,946
CAPITAL LEASE OBLIGATIONS, net of current maturities                                                 32,434               15,904
DEFERRED TAX LIABILITY                                                                              330,900              422,900
                                                                                                -----------          -----------
                          Total liabilities                                                      37,183,609           36,126,468

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
      Common stock, no par value; 10,000,000 shares authorized and
          1,175,000 shares issued and outstanding                                                    31,450               31,450
      Retained earnings                                                                           5,554,234            9,924,373
                                                                                                -----------          -----------
                          Total shareholders' equity                                              5,585,684            9,955,823
                                                                                                -----------          -----------
                          Total liabilities and shareholders' equity                            $42,769,293          $46,082,291
                                                                                                ===========          ===========

The accompanying notes are an integral part of these financial statements.

                               AIR SYSTEMS, INC.

                           STATEMENTS OF OPERATIONS

                                                                  Year ended             Ten months ended
                                                                 February 28,              December 31,
                                                       ------------------------------      ------------
                                                           1997              1998              1998
                                                       ------------      ------------      ------------
REVENUES                                               $ 55,527,909      $ 90,969,184      $ 97,052,319
COST OF SERVICES                                         44,264,437        76,213,819        77,699,709
                                                       ------------      ------------      ------------
                 Gross profit                            11,263,472        14,755,365        19,352,610

SELLING, GENERAL AND ADMINISTRATIVE
     EXPENSES                                             8,087,094        11,254,189         9,991,505
                                                       ------------      ------------      ------------
                 Income from operations                   3,176,378         3,501,176         9,361,105

OTHER INCOME (EXPENSE):
     Interest income                                          9,735             2,904             6,362
     Interest expense                                      (238,241)         (639,555)         (733,208)
     Abandoned offering costs                                     -                 -        (1,127,097)
     Other, net                                              36,159            79,479           (12,004)
                                                       ------------      ------------      ------------
                 Income before income tax provision       2,984,031         2,944,004         7,495,158

INCOME TAX PROVISION                                      1,196,000         1,242,500         3,125,019
                                                       ------------      ------------      ------------
NET INCOME                                             $  1,788,031      $  1,701,504      $  4,370,139
                                                       ============      ============      ============

The accompanying notes are an integral part of these financial statements.

                               AIR SYSTEMS, INC.

                           STATEMENTS OF CASH FLOWS

                                                                                  Year ended             Ten months ended
                                                                                 February 28,               December 31,
                                                                        ------------------------------      ------------
                                                                            1997              1998              1998
                                                                        ------------      ------------      ------------
CASH FLOWS FROM OPERATING ACTIVITIES:

     Net income                                                         $  1,788,031      $  1,701,504      $  4,370,139
     Adjustments to reconcile net income to net
         cash used in operating activities:
         Depreciation and amortization                                       368,971           822,168         1,065,282
         Deferred income tax (benefit) expense                                (4,000)         (351,500)           90,400
         (Gain) loss on sale of property and equipment                       (14,300)                -             6,831
         Change in operating assets and liabilities:
             (Increase) decrease in -
                 Accounts receivable-trade                                (5,103,933)      (18,103,134)       (2,396,123)
                 Accounts receivable-other                                   (90,629)         (352,334)          458,211
                 Inventories                                                 (26,955)         (472,021)          196,654
                 Costs and estimated earnings in excess of billings
                    on uncompleted contracts                               1,458,018         6,247,292        (4,396,653)
                 Prepaid expenses and other assets                           (73,678)         (153,360)          113,493
             Increase  (decrease) in -
                 Accounts payable                                             88,560         4,588,051        (3,024,751)
                 Accrued expenses                                            933,469         1,080,269           358,471
                 Income taxes payable                                        535,038          (510,666)          993,237
                                                                        ------------      ------------      ------------
                           Net cash used in operating activities            (141,408)       (5,503,731)       (2,164,809)
                                                                        ------------      ------------      ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchases of property and equipment                                  (1,146,000)       (3,550,283)       (1,530,868)
     Proceeds from sale of property and equipment                              4,590                 -            37,009
                                                                        ------------      ------------      ------------
                           Net cash used in investing activities          (1,141,410)       (3,550,283)       (1,493,859)
                                                                        ------------      ------------      ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Bank overdraft                                                          626,035         1,930,419        (2,063,645)
     Proceeds from short-term borrowings and long-term debt                  808,650         7,673,978         6,382,378
     Payments on short-term borrowings and long-term debt                          -          (411,000)         (578,373)
     Repayment of capital lease obligations                                 (151,867)         (139,383)          (81,692)
                                                                        ------------      ------------      ------------
                           Net cash provided by financing activities       1,282,818         9,054,014         3,658,668
                                                                        ------------      ------------      ------------
NET CHANGE IN  CASH AND CASH EQUIVALENTS                                           -                 -                 -

CASH AND CASH EQUIVALENTS, beginning of period                                     -                 -                 -
                                                                        ------------      ------------      ------------
CASH AND CASH EQUIVALENTS, end of period                                $          -      $          -      $          -
                                                                        ============      ============      ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
      Interest                                                          $    230,241      $    622,555      $    726,398
      Income taxes                                                      $    660,962      $  1,753,166      $  2,041,382
 Additions under capital lease                                          $          -      $     25,000      $          -
                                                                        ============      ============      ============

The accompanying notes are an integral part of these financial statements.

                               AIR SYSTEMS, INC.

                      STATEMENTS OF SHAREHOLDERS' EQUITY

                                           Common stock                         Total
                                      -----------------------     Retained   Shareholders'
                                        Shares       Amount       Earnings      Equity
                                      ---------   -----------   -----------   -----------
BALANCE, February 29, 1996            1,175,000   $    31,450   $ 2,064,699   $ 2,096,149

     Net income                               -             -     1,788,031     1,788,031
                                      ---------   -----------   -----------   -----------
BALANCE, February 28, 1997            1,175,000   $    31,450     3,852,730     3,884,180

     Net income                               -             -     1,701,504     1,701,504
                                      ---------   -----------   -----------   -----------
BALANCE, February 28, 1998            1,175,000   $    31,450     5,554,234     5,585,684

     Net income                               -             -     4,370,139     4,370,139
                                      ---------   -----------   -----------   -----------
BALANCE, December 31, 1998            1,175,000   $    31,450   $ 9,924,373   $ 9,955,823
                                      =========   ===========   ===========   ===========

The accompanying notes are an integral part of these financial statements.

                               AIR SYSTEMS, INC.
                         NOTES TO FINANCIAL STATEMENTS


1.  BUSINESS AND ORGANIZATION

  Air Systems, Inc., a California corporation, ("the Company") is a mechanical contractor and HVAC service provider of commercial services in plumbing, process piping and sheet metal construction with operations serving principally northern California. The Company performs work under cost-plus-fee contracts, fixed price contracts, and time and material contracts. The length of individual contracts varies, but typically is less than one year.

2.  SUMMARY OF SIGNIFICANT POLICIES

  Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Revenue and Cost Recognition

  The Company recognizes revenue when services are performed except when the work is being performed under a construction contract. Revenues from fixed price construction contracts are recognized on the percentage of completion
  method.   The completed percentage is measured by the percentage of cost incurred to date as compared to the estimated total cost for each contract, including work for approved change orders. Revenue from cost-plus-fee contracts are recognized on the basis of costs incurred during the period plus the fee earned, measured by the cost-to-cost method.

  Contract costs include all direct material, subcontract and labor costs and a provision for indirect costs such as indirect labor and equipment costs. Selling, general and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions, and final contract settlements may result in revisions to costs and revenues and are recognized in the period in which the revisions are determined.

  Warranty Costs

  The Company warrants labor for the first year after installation on new air conditioning and heating systems. The Company generally warrants labor for 30 days after servicing of existing air conditioning and heating systems. A reserve for warranty costs is recorded as part of the cost to complete each individual job.

  Cash and Cash Equivalents

  For purposes of the statements of cash flows, the Company considers investments in money market accounts and certificates of deposits purchased with an original maturity of three months or less to be cash equivalents.

                               AIR SYSTEMS, INC.
                  NOTES TO FINANCIAL STATEMENTS - (Continued)



  Accounts Receivable - Trade

   Accounts receivable-trade consists of the following at February 28, 1998 and December 31, 1998:

                                            February 28,     December 31,
                                                1998             1998
                                             -----------     -----------

        Accounts receivable - billed         $27,767,017     $27,976,145
        Retainage receivable                   4,793,467       7,080,462
        Allowance for doubtful accounts         (250,000)       (350,000)
                                             -----------     -----------
                                             $32,310,484     $34,706,607
                                             ===========     ===========

   Inventories

  Inventories consist of parts and supplies for general use and items for specific jobs. Inventories are stated at the lower of cost or market. Cost is determined based upon specific identification.

  Property and Equipment

  Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the useful lives of the assets. Expenditures for major renewals and improvements, which extend the useful lives of existing equipment, are capitalized and depreciated. Leasehold improvements and equipment under capital leases are capitalized and amortized over the lesser of the life of the lease or the estimated useful life of the asset. The estimated useful lives of assets are as follows:


                                        Years

  Transportation equipment                5
  Shop equipment                         3-7
  Furniture and office equipment         3-5
  Leasehold improvements                 3-5


  Expenditures for repairs and maintenance are charged to expense when incurred. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statements of operations.

  Income Taxes

  Deferred taxes are provided using the asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

  Credit Risk

  Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash, accounts receivable and costs and estimated earnings in excess of billings on uncompleted contracts.

                               AIR SYSTEMS, INC.
                  NOTES TO FINANCIAL STATEMENTS - (Continued)



  Accounts receivable and costs and estimated earnings in excess of billings on uncompleted contracts result primarily from contracts with customers principally in the Company's service area in northern California. The Company typically serves as a subcontractor working for a general contractor. The Company's ultimate customers are primarily engaged in the high-technology industry in northern California. Credit is extended to customers after an evaluation for credit worthiness; however, the Company does not require collateral or other security from customers.

  The percentage contribution to total revenues from customers that represent 10% or more of total revenues in either the year ended February 28, 1997, the year ended February 28, 1998 and the ten months ended December 31, 1998 are as follows:

                                                             Ten months ended
                                Year ended February 28,         December 31,
                                 1997             1998              1998
                                ------           ------            -------

  Customer A                      41%              50%               70%
  Customer B                      15%              16%                7%


3.  EMPLOYEE BENEFIT PLANS

  The Company has a profit-sharing plan covering substantially all employees not covered by a collective bargaining agreement. Contributions are determined annually at the discretion of the Board of Directors and may not exceed 15% of eligible compensation. For the years ended February 28, 1997 and 1998 and for the ten months ended December 31, 1998, the Company made no contributions.

  The Company has a 401(k) plan which covers substantially all employees who are not covered by a collective bargaining agreement. Employer contributions are discretionary and determined annually by management. The contributions are limited to the proportionate share of employee contributions, up to 15% of eligible compensation. For the years ended February 28, 1997 and February 28, 1998 and the ten months ended December 31, 1998, the discretionary employer contributions were approximately $82,000, $177,000 and $160,308, respectively.

  Union employees are covered by multi-industry pension plans to which the Company contributes monthly based on hours worked by each eligible employee. For the years ended February 28, 1997 and February 28, 1998 and the ten months ended December 31, 1998 the Company contributed approximately $2,127,000, $3,404,000 and $4,468,632, respectively. Governmental regulations impose certain requirements relative to multi-employer plans. In the event of a plan's termination or employer withdrawal, the Company may be liable for a portion of the plan's unfunded vested benefits, if any. As of December 31, 1998, there are no unfunded vested pension liabilities under these plans.

4.  LEASES

  The Company leases its primary office and warehouse space from the President and controlling shareholder of the Company. The leases expire principally in February 2000. The rental payment made under these related-party leases is approximately $25,000 per month. The Company also leases other facilities and storage space from unrelated parties under non-cancelable operating leases which expire in February 2000. The rent paid under these leases is approximately $11,000 per month.

                               AIR SYSTEMS, INC.
                  NOTES TO FINANCIAL STATEMENTS - (Continued)



  Future minimum lease payments under these non-cancelable operating leases are as follows:

                Year ending December 31,
                ------------------------
                                  1999                  $ 479,496
                                  2000                     54,458
                                                        ---------
                       Total minimum lease payments     $ 533,954
                                                        =========

  Rent expenses under these leases totaled approximately $251,000, $359,000 and $362,000 for the years ended February 28, 1997 and February 28, 1998 and the ten months ended December 31, 1998, respectively.

5.  COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

  A summary of the status of uncompleted contracts as of February 28, 1998 and December 31, 1998 is as follows:

                                                February 28,      December 31,
                                                    1998              1998
                                                ------------      ------------
        Cost incurred                           $ 54,725,034      $111,443,557
        Estimated earnings recognized             10,614,055        24,153,853
                                                ------------      ------------
                                                  65,339,089       135,597,410
        Less billings on contracts                73,504,682       139,366,350
                                                ------------      ------------
                                                $ (8,165,593)     $ (3,768,940)
                                                ============      ============


  These costs and estimated earnings on uncompleted contracts are included in the accompanying balance sheets under the following captions:


                                                February 28,      December 31,
                                                    1998              1998
                                                ------------      ------------
        Costs and estimated earnings in
         excess of billings on uncompleted
         contracts                              $  3,123,937      $  4,385,824
        Billings in excess of cost and
         estimated earnings on uncompleted
         contracts                               (11,289,530)       (8,154,764)
                                                ------------      ------------
                                                $ (8,165,593)     $ (3,768,940)
                                                ============      ============

6.  PROPERTY AND EQUIPMENT

  The principal categories of property and equipment as of February 28, 1998 and December 31, 1998 are as follows:

                               AIR SYSTEMS, INC.
                  NOTES TO FINANCIAL STATEMENTS - (Continued)


                                                February 28,      December 31,
                                                    1998              1998
                                                ------------      ------------
        Transporation equipment                 $  3,484,978      $  3,990,984
        Shop equipment                             1,550,475         1,834,959
        Furniture and office equipment             1,490,765         1,891,257
        Leasehold improvements                       969,402         1,246,225
                                                ------------      ------------
                                                   7,495,620         8,963,425
        Less: accumulated depreciation             2,954,446         4,000,505
                                                ------------      ------------
                                                $  4,541,174      $  4,962,920
                                                ============      ============


7.  COMMITMENTS AND CONTINGENCIES

  The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial position, results of operations or liquidity.

8.  TRANSACTIONS WITH RELATED PARTIES

  The Company leases its primary office and warehouse facility from the President and controlling shareholder of the Company (See Note 4.)

  The controlling shareholder of the Company is a 70% owner of another related mechanical contractor located in Sacramento, California. The Company provides administrative services to this related party which amounted to approximately $4,000, $18,000 and $17,000 for the years ended February 28, 1997 and February 28, 1998 and the ten months ended December 31, 1998, respectively. In addition, the Company had advanced certain amounts to this related party. The Company had a receivable due from this related party in the amount of $520,000 at February 28, 1998 and $218,964 at December 31, 1998.

9.  SHORT-TERM AND LONG-TERM DEBT

  The Company has a $15,000,000 revolving line of credit with a bank. The line of credit expires August 5, 1999 and bears interest at 0.625 percent above the bank's lending rate (9.125% and 8.375% at February 28, 1998 and December 31, 1998, respectively). The line of credit is secured by substantially all of the assets of the Company and guaranteed by the majority shareholder. There was $12,261,092 drawn on this line as of December 31, 1998.

  Additionally, the Company has a $1,000,000 bank line of credit for the purchase of property and equipment with a bank ("equipment line of credit"). The equipment line of credit expires August 5, 1999 and bears interest at 1.25 percent above the bank's base lending rate. There were no outstanding borrowings drawn on this line as of December 31, 1998.

  These lines of credit have restrictive and various financial covenants with which the Company was in compliance at December 31, 1998.

                               AIR SYSTEMS, INC.
                  NOTES TO FINANCIAL STATEMENTS - (Continued)



  There are various other notes payable of the Company, which are summarized as follows:


                                                February 28,      December 31,
                                                    1998              1998
                                                ------------      ------------

  Commercial term loans payable to a bank,
  payable in monthly principal and interest
  installments, aggregating $44,278 with
  interest ranging from 9.5% to 9.75%,
  maturing from August 2000 to December 2002,
  secured by transportation equipment.          $  1,802,697      $  1,501,568

  Commercial term loan payable to a bank,
  payable in monthly principal installments
  of $8,563 with interest at the bank's
  prime rate plus 1.25% (9.0% at December 31,
  1998), maturing August 5, 2001,
  collateralized by various equipment.               360,150           282,584

  Commercial term loan payable to a bank, payable
  in monthly principal installments of $19,868
  beginning September 1999 with interest at the
  bank's prime rate plus 1.25% (9.0% at December
  31, 1998), maturing August 5, 2003,
  collateralized by various equipment.                     -           953,648

  Note payable, payable in monthly installments of
  principal and interest of $11,319 with interest
  at 8.9%, maturing March 2003, collateralized by
  various equipment.                                       -           449,130

  Note payble, payable in monthly installments of
  principal and interest of $14,950 with interest
  at 8.75%, maturing June 2001, collateralized by
  various equipment.                                 457,356           352,223

  Various other notes payable                         30,571            19,534
                                                ------------      ------------
                                                   2,650,774         3,558,687
  Less current maturities                           (622,032)         (817,741)
                                                ------------      ------------
                                                $  2,028,742      $  2,740,946
                                                ============      ============


  The aggregate maturities of long-term debt as of December 31, 1998 are as follows:


  Year ending December 31,
  ------------------------
                      1999            $    817,741
                      2000               1,002,774
                      2001                 959,389
                      2002                 619,842
                      2003                 158,941
                                       -----------
                                      $  3,558,687
                                       ===========


10.  FINANCIAL INSTRUMENTS

  The Company's significant financial instruments consist of borrowings under bank lines of credit and long-term debt. The Company believes the carrying values of these instruments on the accompanying balance sheets at February 28, 1998 and December 31, 1998 approximate their fair values.

                               AIR SYSTEMS, INC.
                  NOTES TO FINANCIAL STATEMENTS - (Continued)



11.  INCOME TAXES

  The components of the income tax provision for the years ended February 28, 1997 and February 28, 1998 and the ten months ended December 31, 1998 are as follows:

                                                             Ten months ended
                                    Year ended February 28,      December 31,
                                       1997         1998            1998
                                    -----------   ---------      ---------
  Current Expense:
   Federal                         $    933,000  $1,211,000     $2,391,833
   State                                267,000     383,000        642,786
                                    -----------   ---------      ---------
                                      1,200,000   1,594,000      3,034,619

  Deferred Expense (Benefit):
   Federal                         $     (4,000) $ (277,500)    $   71,200
   State                                      -     (74,000)        19,200
                                    -----------   ---------      ---------
                                         (4,000)   (351,500)        90,400
                                    -----------   ---------      ---------
                                   $  1,196,000  $1,242,500     $3,125,019
                                    ===========   =========      =========


The income tax expense differs from the amount computed by applying the U.S. federal statutory income tax rate of 34% to income before income tax provision as a result of the following:

                                                             Ten months ended
                                    Year ended February 28,      December 31,
                                       1997         1998            1998
                                    -----------   ---------     ----------

Tax provision at statutory rate     $ 1,014,571  $1,030,402    $ 2,548,354
Increase resulting from:
 State income taxes, net of
  federal benefit                       176,220     203,940        436,911
 Other                                    5,209       8,158        139,754
                                    -----------   ---------     ----------
                                    $ 1,196,000  $1,242,500    $ 3,125,019
                                    ===========   =========     ==========

The components of the deferred income tax assets and liabilities are as follows:


                                        February 28,    December 31,
                                            1998            1998
                                        -----------     -----------

Deferred income tax assets:
  Allowance for doubtful accounts       $   108,000     $   150,000
  Warranty reserve                          127,000         127,000
  Accured vacation compensation              40,000          54,000
  State taxes                               115,000         212,000
  Losses on contracts                       365,400              --
  Contract reserves                              --         214,000
                                        -----------     -----------
                                        $   755,400     $   757,000
                                        ===========     ===========
Deferred income tax liabilities:
  Depreciation                          $   330,900     $   422,900
                                        ===========     ===========



These deferred tax assets and liabilities are included in the accompanying balance sheets under the following captions:

                               AIR SYSTEMS, INC.
                  NOTES TO FINANCIAL STATEMENTS - (Continued)


                                            February 28,     December 31,
                                                1998            1998
                                            -----------      -----------

Deferred tax asset - current                $   755,400      $   757,000
Deferred tax liability - noncurrent            (330,900)        (422,900)
                                            -----------      -----------
                                            $   424,500      $   334,100
                                            ===========      ===========

12.  ABANDONED OFFERING COSTS

  On July 22, 1998 the Company and its shareholders entered into a definitive agreement with Enfinity Corporation ("Enfinity"), pursuant to which all the outstanding shares of the Company's common stock would have been exchanged for cash and shares of Enfinity common stock concurrently with the consummation of the initial public offering (the "Offering") of the common stock of Enfinity. Subsequent to the date of the agreement, the Offering was not completed and the agreement was terminated. In connection with this transaction, the Company incurred expenses that have no continuing value to the Company. For the ten months ended December 31, 1998, the Company reported the write-off of these expenses in the amount of $1,127,097.

13.   SUBSEQUENT EVENT

  Effective February 11,1999, Group Maintenance America Corp. (GroupMAC) acquired all of the outstanding shares of the Company for a combination of cash and common stock of GroupMAC.

        (b)  Pro forma financial information.

        The following pro forma financial statements of the Company, reflecting the acquisition of Air Systems (which does not qualify as an individually significant transaction under Regulation S-X, Rule 3-05) and other acquisitions made by the Company since January 1, 1998, as more fully described in the pro forma financial statements, are included herein:

        Introduction to Unaudited Pro Forma Combined Financial Statements Unaudited Pro Forma Combined Balance Sheet
        Unaudited Pro Forma Combined Statement of Operations
        Notes to Unaudited Pro Forma Combined Financial Statements

                        GROUP MAINTENANCE AMERICA CORP.

                          UNAUDITED PRO FORMA COMBINED
                              FINANCIAL STATEMENTS

  The following unaudited pro forma combined financial statements utilize the historical audited financial statements of Group Maintenance America Corp. and Subsidiaries ("GroupMAC" or "the Company") as of and for the year ended December 31, 1998 and give effect to (i) the pre-acquisition financial information of 39 companies acquired during 1998 (the "1998 Acquisition Companies"), and (ii) five companies acquired during 1999 (the "1999 Acquisition Companies"). The 1999 Acquisition Companies are as follows:

                                                                          Date
   Company                                                              Acquired
   -------                                                              --------
   Pacific Rim Mechanical Contractors, Inc............................. 01/09/99
   Air Systems, Inc.................................................... 02/11/99
   Statewide Heating & Air Conditioning, Inc........................... 02/12/99
   Klassic Air Conditioning, Inc....................................... 04/08/99
   Tower Electric Company.............................................. 04/14/99

  All of the acquisitions were or will be accounted for under the purchase method of accounting. These unaudited pro forma combined financial statements are based on the historical financial statements of the acquired companies and estimates and assumptions set forth below and in the notes to the unaudited pro forma combined financial statements.

  The unaudited pro forma combined balance sheet combines the historical consolidated balance sheet of the Company and the balance sheets of the 1999 Acquisition Companies, as if such acquisitions had occurred on December 31, 1998. The accompanying unaudited pro forma statement of operations of the Company combines the historical statement of operations of the Company and the statements of operations of the acquired entities as if such acquisitions had occurred on January 1, 1998.

  GroupMAC has analyzed the savings that it expects to realize from reductions in salaries and certain benefits to the owners of the acquired companies. To the extent the owners of the acquired entities have agreed prospectively to reductions in salary, bonuses and benefits, these reductions have been reflected in the unaudited pro forma combined statements of operations.

 The pro forma adjustments are based on available information and certain assumptions that management deems appropriate and may be revised as additional information becomes available. Certain acquisitions are subject to final equity adjustments, of which an estimate is reflected in the pro forma adjustments. The pro forma combined financial data do not purport to represent what GroupMAC's financial position or results of operations would actually have been if such transactions had in fact occurred on those dates and are not necessarily representative of GroupMAC's financial position or results of operations for any future period. Since the acquisitions have not historically been under common control or management, historical pro forma combined results may not be indicative of or comparable to future performance. The unaudited pro forma combined financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Company's annual report on Form 10-K for the fiscal year ended December 31, 1998.

                        GROUP MAINTENANCE AMERICA CORP.

                  UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                               DECEMBER 31, 1998

                                (in thousands)

                                         1999
                         GroupMAC and Acquisition  Pro Forma  Pro Forma   Offering    Pro Forma
                         Subsidiaries  Companies  Adjustments Combined   Adjustments As Adjusted
ASSETS                   ------------ ----------- ----------- ---------  ----------- -----------
CURRENT ASSETS:
 Cash and cash
 equivalents............   $  2,371     $ 2,065    $ (4,436)  $     --    $     --    $     --
 Accounts receivable,
 net of allowance.......    187,251      43,189        (291)   230,149          --     230,149
 Due from related
 parties................         --          63         (63)        --          --          --
 Inventories............     17,843       1,260          --     19,103          --      19,103
 Costs and estimated
 earnings in excess of
 billings on
 uncompleted contracts..     26,533       5,296          --     31,829          --      31,829
 Prepaid expenses and
 other current assets...      6,134         511          --      6,645          --       6,645
 Deferred tax asset.....      7,579         757          --      8,336          --       8,336
 Refundable income
 taxes..................      3,341          95          --      3,436          --       3,436
                           --------     -------    --------   --------    --------    --------
   Total current assets.    251,052      53,236      (4,790)   299,498          --     299,498
                           --------     -------    --------   --------    --------    --------
PROPERTY AND EQUIPMENT,
net                          39,192       6,186          --     45,378          --      45,378
GOODWILL, net...........    398,714          --      58,352    457,066          --     457,066
DEFERRED FINANCING
COSTS...................      6,890          --          --      6,890       4,000      10,890
OTHER LONG-TERM ASSETS..      5,233          17          --      5,250          --       5,250
                           --------     -------    --------   --------    --------    --------
   Total assets.........   $701,081     $59,439    $ 53,562   $814,082    $  4,000    $818,082
                           ========     =======    ========   ========    ========    ========
    LIABILITIES AND
  SHAREHOLDERS' EQUITY
  --------------------
CURRENT LIABILITIES:
 Short-term borrowings
 and current maturities
 of long-term debt......   $ 12,959     $15,455    $(27,854)  $    560    $      -    $    560
 Accounts payable and
 accrued expenses.......     99,205      15,297          --    114,502          --     114,502
 Due to related
 parties................     14,961         400        (400)    14,961          --      14,961
 Billings in excess of
 costs and estimated
 earnings on
 uncompleted contracts..     27,830       9,755          --     37,585          --      37,585
 Deferred service
 contract revenue.......      4,429          --          --      4,429          --       4,429
 Income taxes payable...      2,028       1,104          --      3,132          --       3,132
 Other current
 liabilities............      3,199         175          --      3,374          --       3,374
                           --------     -------    --------   --------    --------    --------
   Total current
   liabilities..........    164,611      42,186     (28,254)   178,543          --     178,543
REVOLVING CREDIT
FACILITY                    195,000          --      67,019    262,019    (103,110)    158,909
SENIOR SUBORDINATED
NOTES...................         --          --          --         --     130,000     130,000
JUNIOR SUBORDINATED
NOTES...................     16,000          --       1,613     17,613     (16,000)      1,613
DEBT OF ACQUIRED
COMPANY.................         --       2,757      (2,757)        --          --          --
DEFERRED TAX LIABILITY..        733         439         (13)     1,159          --       1,159
DUE TO RELATED PARTIES..         --       1,205      (1,205)        --          --          --
OTHER LONG-TERM
LIABILITIES.............      8,808          --          --      8,808      (6,890)      1,918
SHAREHOLDERS' EQUITY
 Common stock...........         33       1,839      (1,837)        35          --          35
 Additional paid-in
 capital................    322,478          59      29,950    352,487          --     352,487
 Retained earnings
 (deficit)..............     (6,582)     11,014     (11,014)    (6,582)         --      (6,582)
 Treasury stock.........         --         (60)         60         --          --          --
                           --------     -------    --------   --------    --------    --------
   Total shareholders'
   equity...............    315,929      12,852      17,159    345,940          --     345,940
                           --------     -------    --------   --------    --------    --------
   Total liabilities and
   shareholders'
   equity...............   $701,081     $59,439    $ 53,562   $814,082    $  4,000    $818,082
                           ========     =======    ========   ========    ========    ========

   The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

                        GROUP MAINTENANCE AMERICA CORP.

             UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                     FOR THE YEAR ENDED DECEMBER 31, 1998

                     (in thousands, except per share data)

                                            1998        1999
                            GroupMAC and Acquisition Acquisition  Pro Forma     Pro Forma       Offering     Pro Forma
                            Subsidiaries  Companies   Companies  Adjustments     Combined      Adjustments    Combined
                            ------------ ----------- ----------- -----------    ----------     -----------   ----------
REVENUES...................   $761,541    $314,878    $183,587    $     --      $1,260,006       $    --     $1,260,006
COST OF SERVICES...........    585,396     248,518     146,279          --         980,193            --        980,193
                              --------    --------    --------    --------      ----------       -------     ----------
 Gross profit..............    176,145      66,360      37,308          --         279,813            --        279,813
SELLING, GENERAL AND
ADMINISTRATIVE EXPENSES....    118,119      43,935      22,811      (9,141)(a)     175,724            --        175,724
AMORTIZATION OF GOODWILL...      5,960          --          --       5,631 (b)      11,591            --         11,591
                              --------    --------    --------    --------      ----------       -------     ----------
   Income from operations..     52,066      22,425      14,497       3,510          92,498            --         92,498
OTHER INCOME (EXPENSE):
 Interest expense..........     (6,595)       (749)     (1,207)    (11,412)(c)     (19,963)       (5,380)(g)    (25,343)
 Interest income...........        407         271          90        (768)(d)          --            --             --
 Other.....................        377         495          35          --             907            --            907
                              --------    --------    --------    --------      ----------       -------     ----------
   Income before income tax
   provision...............     46,255      22,442      13,415      (8,670)         73,442        (5,380)        68,062
INCOME TAX PROVISION.......     20,326       1,124       4,326       7,387 (e)      33,163        (2,098)        31,065
                              --------    --------    --------    --------      ----------       -------     ----------
NET INCOME.................   $ 25,929    $ 21,318    $  9,089    $(16,057)     $   40,279       $(3,282)    $   36,997
                              ========    ========    ========    ========      ==========       =======     ==========
NET INCOME PER SHARE--
BASIC......................   $   0.94                                          $     1.12                   $     1.03
                              ========                                          ==========                   ==========
WEIGHTED AVERAGE SHARES--
BASIC......................     27,544                                              35,852 (f)                   35,852 (f)
                              ========                                          ==========                   ==========
NET INCOME PER SHARE--
DILUTED....................   $   0.93                                          $     1.11                   $     1.02
                              ========                                          ==========                   ==========
WEIGHTED AVERAGE SHARES--
DILUTED....................     27,948                                              36,256 (f)                   36,256 (f)
                              ========                                          ==========                   ==========

   The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

                        GROUP MAINTENANCE AMERICA CORP.

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1. BACKGROUND:

  The respective results of operations for the 1998 Acquisition Companies from January 1, 1998 to the dates of the acquisitions were combined with the Company and the 1999 Acquisition Companies actual results of operations for the twelve months ended December 31, 1998 to determine the pro forma results of operations for the twelve months ended December 31, 1998.

2. ACQUISITIONS:

  The results of operations of the acquired businesses are included in the actual results of operations of the Company from the date of acquisition and the historical balance sheet at December 31, 1998 includes the acquisitions completed as of that date. All of the acquisitions are accounted for as purchases. The cash consideration associated with the acquisition of the 1999 Acquisition Companies was provided by borrowings under an amended and restated credit agreement dated October 15, 1998 (the "Credit Agreement").

  The table below sets forth the consideration paid or to be paid in (a) cash,
(b) junior subordinated notes, (c) warrants to purchase Common Stock, and (d) shares of Common Stock to the shareholders of the 1999 Acquisition Companies.

  For purposes of computing the estimated purchase price for accounting purposes for the 1999 Acquisition Companies, the value of the Common Stock is determined using an estimated weighted average fair value of $12.27 per share, which represents a discount rate of 10.0% from the weighted average stock price of $13.63 at the respective dates of acquisition due primarily to restrictions on the sale and transferability of such shares. The restrictions are created by a contractual restriction imposed on the shares issued in connection with the acquisition of the acquired businesses. This contractual provision prohibits the shareholders from selling, transferring or otherwise disposing of any shares for one year following the date of acquisition of such shares and limiting dispositions for one additional year to no more than 36% of their holdings.

                        GROUP MAINTENANCE AMERICA CORP.

  Several former owners of the acquired companies have the ability to receive additional amounts of purchase price, payable in cash and common stock in 1999 through 2001, contingent upon the occurrence of future events. The Company will record such contingent consideration as additional purchase price when earned.

  The estimated purchase price and related allocations of the excess purchase price for the 1999 Acquisition Companies are based upon preliminary estimates and are subject to certain purchase price adjustments at and following closing. Based upon management's preliminary analysis, it is anticipated that the historical carrying value of the assets and liabilities of the 1999 Acquisition Companies (representing $13.8 million) will approximate fair value. This results in an allocation to goodwill of approximately $58.4 million. Management has not identified any other material tangible or identifiable intangible assets to which a portion of the purchase price could reasonably be allocated. Consideration paid for the 1999 Acquisition Companies is as follows (amounts in thousands):

                                                                 Shares Dollars
                                                                 ------ -------
Cash............................................................    --  $40,573
Junior Subordinated Notes.......................................    --    1,613
Warrants to Purchase Common Stock...............................    80      440
Common Stock.................................................... 2,411   29,571

                                                                        -------
  Total Consideration...........................................        $72,197
                                                                        =======

3.  FINANCING TRANSACTIONS SUBSEQUENT TO YEAR END

   In January 1999, the Company completed a private placement offering (the "Offering") of $130 million of unsecured senior subordinated notes (the "Notes") bearing interest at 9.75% and maturing in January 2009. The net proceeds of the offering were used to repay indebtedness incurred under the Credit Agreement.

   The Company entered into an agreement to lock in the ten year U.S. Treasury rate used to price the offering of the Notes. The Company locked in $100 million at 5.5212%, which management believes is an attractive long-term base rate. This agreement expired on January 31, 1999, and was settled on that date based upon the ten year Treasury yield of 4.648%, resulting in an additional pre-tax financing cost of approximately $6.9 million. In accordance with SFAS No. 80, Accounting for Future Contracts, this agreement qualifies as a hedge and was recognized as deferred financing costs at December 31, 1998.

    In connection with the acquisition of a 1998 Acquisition Company, the Company paid cash and issued $16.0 million of Junior Subordinated Notes, common stock and warrants to purchase common stock. Unless prepaid in whole or part at any time by the Company, the balance of the Junior Subordinated Notes was due in November 2003. Holders of the Junior Subordinated Notes had a one-time option to require the Company to repurchase the Junior Subordinated Notes (the "Put Option") in the event the Company issues $50,000,000 or more in principal amount of debt that is either (1) registered under the Securities Act and sold to the public or (2) sold to qualified institutional buyers. Subsequent to December 31, 1998 and in connection with the Offering discussed above, the Put Option was exercised by substantially all of the holders of the Junior Subordinated Notes, such notes were repaid by the Company and the related warrants were surrendered.

   The pro forma impact of the Offering and the Put Option are reflected in Notes 4f, 4g, 4h and 4i below with respect to the unaudited pro forma combined balance sheet and Note 5g with respect to the unaudited pro forma combined statement of operations. For further discussion of the Offering transaction, see
Note 7 to Notes to Consolidated Financial Statements in Item 8 in the Company's Form 10-K for the fiscal year ended December 31, 1998.

                        GROUP MAINTENANCE AMERICA CORP.

4. UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS

  a) Records the deferred income tax liabilities on certain 1999 Acquisition Companies associated with converting all acquired companies taxed under Subchapter S of the Internal Revenue Code (the Code) to corporations taxed under Subchapter C of the Code.

  b) Records the settlement of all shareholder receivables and payables with cash at closing.

  c) Records the elimination of the historical equity accounts of the 1999 Acquisition Companies.

  d) Records the purchase of the 1999 Acquisition Companies, including the cash, issuance of junior subordinated notes, warrants to purchase Common Stock and Common Stock consideration due to these companies.

  e) Records the refinancing of debt assumed in connection with the acquisition of the 1999 Acquistion Companies and certain other indebtedness with the Credit Agreement. See entry (f) below related to the Offering, which repaid $126.0 million under the Credit Agreement, thereby increasing the amount available under this facility for use in acquisitions.

  f) Records the net proceeds of the Offering of approximately $126.0 million after deducting the sales discounts and estimated expenses.

  g) Records the estimated financing costs associated with settling the Company's interest rate hedging contract.

  h) Records the repayment of amounts outstanding under the Credit Agreement with proceeds from the Offering.

  i) Records the repayment of Junior Subordinated Notes issued in connection with the acquisition of a 1998 Acquisition Company pursuant to the exercise of the Put Option held by the holders of the notes.

  The following tables summarize unaudited pro forma combined balance sheet adjustments (in thousands):

                                                                       Pro Forma
                         (a)     (b)      (c)       (d)       (e)     Adjustments
                         ----  -------  --------  --------  --------  -----------
Cash and cash
 equivalents............ $ --  $(1,078) $     --  $     --  $ (3,358)  $ (4,436)
Accounts receivable.....   --     (291)       --        --        --       (291)
Due from related
 parties................   --    1,271        --    (1,334)       --        (63)
Goodwill................  (13)      --   (13,832)   72,197        --     58,352
Short-term borrowings
 and current maturities
 of long-term debt......   --       --        --        --    27,854     27,854
Due to related parties..   --      400        --        --        --        400
Revolving credit
 facility...............   --       --        --   (39,766)  (27,253)   (67,019)
Junior subordinated
 notes..................   --       --        --    (1,613)       --     (1,613)
Debt of acquired
 company................   --       --        --        --     2,757      2,757
Deferred tax liabilities
 (noncurrent)...........   13       --        --        --        --         13
Due to related parties
 (noncurrent)...........   --      678        --       527        --      1,205
Common stock............   --     (980)    2,819        (2)       --      1,837
Additional paid-in
 capital................   --       --        59   (30,009)       --    (29,950)
Retained earnings.......   --       --    11,014        --        --     11,014
Treasury stock..........   --       --       (60)       --        --        (60)
                         ----  -------  --------  --------  --------   --------
  Total................. $ --  $    --  $     --  $     --  $     --   $     --
                         ====  =======  ========  ========  ========   ========

                        GROUP MAINTENANCE AMERICA CORP.

                                                                      Offering
                               (f)       (g)       (h)        (i)    Adjustments
                            ---------  -------  ---------  --------  -----------
Cash and cash equivalents.. $ 126,000  $    --  $(126,000) $     --  $      --
Deferred financing costs...     4,000       --         --        --       4,000
Revolving credit facility..        --   (6,890)   126,000   (16,000)    103,110
Senior subordinated notes..  (130,000)      --         --        --    (130,000)
Junior subordinated notes..        --       --         --    16,000      16,000
Other long term
 liabilities...............        --    6,890         --        --       6,890
                            ---------  -------  ---------  --------  ---------
  Total.................... $      --  $    --  $      --  $     --  $      --
                            =========  =======  =========  ========  =========

5. UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS ADJUSTMENTS

  a) Reflects the prospective reduction in salaries, bonuses and benefits to the owners of the acquired companies to which they have agreed. These reductions in salaries, bonuses and benefits are in accordance with the terms of the employment agreements. Such employment agreements are primarily for three years, contain restrictions related to competition and provide severance for termination of employment in certain circumstances.

  The salaries, bonuses, benefits and other compensation items recorded in the individual financial statements amounted to $13.5 million for the year ended December 31, 1998. The contractually agreed upon compensation and benefits for these same businesses, on a going forward basis, amount to $4.4 million for the year ended December 31, 1998. The difference between these amounts equates to $9.1 million, and is reflected as a pro forma adjustment.

  b) Reflects the amortization of goodwill to be recorded as a result of the acquisitions over a 40-year estimated life.

                        GROUP MAINTENANCE AMERICA CORP.

  c) Represents the adjustment necessary to reflect interest expense related to borrowings under the Credit Agreement to fund the cash portion of the purchase price and the assumption of debt related to the 1998 and 1999 Acquisition Companies, and interest related to the subordinated debt and notes issued to fund the S Corporation distributions. A summary of the historical and pro forma debt outstanding and a summary of the pro forma interest expense (including amounts recognized in the historical financial statements) assuming the acquisitions occurred on January 1, 1998, is as follows (in thousands):


                                                  December 31,                December 31,           Interest Expense
                         December 31,  Pro Forma      1998      Pro Forma         1998                  Year Ended
                             1998     Acquisition  Pro Forma   Refinancing     Pro Forma   Interest    December 31,
                           Balances   Adjustments   Balances   Adjustments      Combined     Rate         1998
                         ------------ ----------- ------------ -----------    ------------ --------  ----------------
Short-Term Senior Debt:
 Historical December
 31, 1998 short-term
 debt...................   $ 12,560     $    --     $ 12,560    $(12,000)(i)    $    560     7.20%(ii)  $    40
 Historical December
 31, 1998 S Corporation
 notes..................        399          --          399        (399)(i)          --       --            --
                           --------     -------     --------    --------        --------                -------
   Total short-term
   senior debt/interest
   expense..............   $ 12,959     $    --     $ 12,959    $(12,399)       $    560                $    40
                           ========     =======     ========    ========        ========                =======
Long-Term Senior Debt:
 Historical December
 31, 1998 Credit
 Agreement..............   $195,000     $(2,371)    $192,629    $ 12,399 (i)    $205,028     7.20%(ii)  $14,763
 1999 Acquisition
 Companies assumed debt
 refinanced.............         --      18,736       18,736          --          18,736     7.20%(ii)    1,349
 1999 Acquisition
 Companies borrowings
 to fund cash portion
 of purchase price, net
 of cash acquired.......         --      38,255       38,255          --          38,255     7.20%(ii)    2,754
                           --------     -------     --------    --------        --------                -------
   Total long-term
   senior debt/interest
   expense..............   $195,000     $54,620     $249,620    $ 12,399        $262,019                $18,866
                           ========     =======     ========    ========        ========                =======
Long-Term Junior
Subordinated Debt:
 Historical December
 31, 1998 long-term
 debt...................   $ 16,000     $    --     $ 16,000    $     --        $ 16,000     6.00%(iii) $   960
 1999 Acquisition
 Companies subordinated
 debt...................         --       1,613        1,613          --           1,613     6.00%(iii)      97
                           --------     -------     --------    --------        --------                -------
   Total long-term
   junior subordinated
   debt/interest
   expense..............   $ 16,000     $ 1,613     $ 17,613    $     --        $ 17,613                $ 1,057
                           ========     =======     ========    ========        ========                =======
Total debt/interest
expense.................   $223,959     $56,233     $280,192    $     --        $280,192                $19,963
                           ========     =======     ========    ========        ========                =======

----
(i)These notes contractually matured in January 1999 and were repaid with proceeds from the Credit Agreement.

(ii)Represents the current borrowing rates under the Credit Agreement.

(iii)Represents the contractual interest rates for these junior subordinated notes payable.

  d) Reflects the reduction to historical interest income related to existing and acquired cash, all of which is assumed to be used for the acquisition of the 1998 and 1999 Acquisition Companies.

  e) Reflects the incremental provision for federal and state income taxes relating to the compensation differential and other pro forma adjustments discussed in this Note 5 as well as income taxes on S Corporation earnings.

                        GROUP MAINTENANCE AMERICA CORP.

  f) Weighted average shares outstanding include the following (in thousands):

Shares issued and outstanding at December 31, 1998.............. 33,154
Shares issued or to be issued subsequent to December 31, 1998
 for 1998 Acquisition Companies.................................    287
Shares issued for 1999 Acquisition Companies....................  2,411
                                                                 ------
Weighted average shares outstanding--basic...................... 35,852
Incremental effect of options and warrants on shares
 outstanding....................................................    404
                                                                 ------
Weighted average shares outstanding--diluted.................... 36,256
                                                                 ======

                        GROUP MAINTENANCE AMERICA CORP.

Offering Adjustments:

  g) Reflects the incremental interest expense resulting from the amortization of the deferred financing costs discussed in Notes 4f and 4g over the ten year life of the Notes, the incremental interest cost associated with the repayment of amounts outstanding under the Credit Agreement with the proceeds from the Offering discussed in Note 4h and the incremental interest cost associated with the repayment of Junior Subordinated Notes discussed in Note 4i. A summary of the pro forma debt and interest expense (including amounts in the historical financial statements) assuming the Offering occurred on January 1, 1998, is as follows (in thousands):


                          December 31,                 December 31,                       Interest Expense
                              1998                         1998                              Year Ended
                           Pro Forma    Offering        Pro Forma            Interest       December 31,
                            Combined   Adjustments     As Adjusted             Rate             1998
                          ------------ -----------     ------------          --------     ----------------
Short-Term Senior Debt:
 Balances per Note 5c
  above.................    $    560    $      --        $    560 (ii)         7.20% (iv)     $    40
                            ========    =========        ========                             =======
Long-Term Senior Debt:
 Balances per Note 5c
  above.................    $262,019    $      --        $262,019              7.20% (iv)     $18,866
 Repayment of Senior
  debt with the proceeds
  of the Offering.......          --     (126,000)       (126,000)             7.20% (iv)      (9,072)
 Repayment of Junior
  Subordinated debt.....          --       16,000 (i)      16,000              7.20% (iv)       1,152
 Settlement of hedging
  transactions
  agreement.............          --        6,890           6,890              7.20% (iv)         496
                            --------    ---------        --------                             -------
 Total long-term senior
  debt/interest expense.    $262,019    $(103,110)       $158,909 (ii),(iii)                  $11,442
                            ========    =========        ========                             =======
Long-Term Subordinated
 Debt:
 Junior subordinated
  balances per Note 5c
  above.................    $ 17,613    $ (16,000) (i)   $  1,613              6.00% (v)      $    97
 Debt service on Senior
  Subordinated Notes
  from the Offering used
  to refinance Senior
  debt..................          --      130,000         130,000              9.75% (vi)      12,675
 Amortization of
  deferred financing
  costs of the Offering.          --           --              --                --             1,089 (vii)
                            --------    ---------        --------                             -------
  Total long-term
   subordinated
   debt/interest
   expense..............    $ 17,613    $ 114,000        $131,613                             $13,861
                            ========    =========        ========                             =======
  Total debt/interest
   expense..............    $280,192    $  10,890        $291,082                             $25,343
                            ========    =========        ========                             =======

--------
   (i) Subsequent to the completion of the Offering, $16 million of Junior Subordinated Notes were repaid pursuant to the exercise of the Put Option held by the holders of the notes.
  (ii) Represents total senior indebtedness after the Offering.
 (iii) Represents total guarantor senior indebtedness after the Offering.
  (iv) Represents current borrowing rates under the Credit Agreement.
   (v) Represents contractual interest rate on the junior subordinated notes.
  (vi) Represents coupon interest rate on these Senior Subordinated Notes from the Offering.
 (vii) Represents amortization of deferred financing costs of the Offering over the ten-year life of the related Senior Subordinated Notes payable.

     (c) Exhibits.

     The following exhibits are filed with this report:

99       List of Lenders under the Credit Agreement.

                                  SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                GROUP MAINTENANCE AMERICA CORP.

                                By: /s/ Randolph W. Bryant
                                   -------------------------------
                                        Randolph W. Bryant
                                       Senior Vice President
                                        and General Counsel

Date: April 15, 1999

                               INDEX OF EXHIBITS


99      List of Lenders under the Credit Agreement.